T. Rowe Price Realty Income  Fund IV, America s Sales-Commission-
          Free Real Estate Limited Partnership

          Amended and Restated Agreement of Limited Partnership


          Section 21. Indemnification

                    Section 21.1 Agreement to Indemnify. The General Partner and its Affiliates (as defined below) shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner or its Affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates. Subject to the provisions hereof and to the maximum extent permitted by law, the Partnership shall indemnify, save harmless and pay all judgments and claims against the General Partner or its Affiliates, from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorneys fees and any amount expended in the settlement of any claim of liability, loss or damage, provided that, (a) if such liability, loss, damage or claim arises out of any action or inaction of a Affiliate, such actions or inactions must have occurred while such parties were engaged in activities which could have been engaged in by the General Partner in its capacity as such; (b) if such liability, loss, damage or claim arises out of any action or inaction of a General Partner or an Affiliate, the General Partner or the Affiliate (as the case may be) must have determined, in good faith, that such course of conduct was in the best interests of the Partnership; (c) such conduct did not constitute negligence or misconduct; and (d) any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and the General Partner and its Affiliates, wherein the General Partner or its Affiliates are entitled to indemnification, must first be satisfied from Partnership assets before the General Partner and its Affiliates are responsible for these obligations. Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities laws. As used in this Article 21, the term Affiliate shall mean Ii) the General Partner and (ii) any person acting with the scope of the General Partner s authority who performs services on behalf of the Partnership and who or which: (1) directly or indirectly controls, is controlled by, or is under common control with the General Partner; (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; (3) is an officer, director, partner or trustee of the General Partner; or
          (4) if the General Partner is an officer, director, partner or trustee, is any company for which the General Partner acts in any such capacity. The General Partner shall not cause the Partnership to purchase insurance covering liabilities of the General Partner or its Affiliates for which the General Partner or its Affiliates may not be indemnified pursuant to this Article 21.

                    Section 21.2 Limitations. Notwithstanding Paragraph 21.1, the General Partner, its Affiliates and broker-dealers shall not be indemnified pursuant to Paragraph 21.1 from any liability, loss or damage incurred by them in connection with (a) any claim or settlement involving allegations that federal or state securities laws were violated by the General Partner, its Affiliates or broker-dealers unless: (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court must approve any indemnification of litigation costs, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court must approve any indemnification of litigation costs, or (C) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee, and finds that indemnification of the settlement and related costs should be made, after being advised as to the current position of both the Securities and Exchange Commission, the California Commissioner of Corporations, and the Massachusetts, Pennsylvania, Tennessee, and Missouri Division of Securities regarding indemnification for violations of securities law; or (b) any liability imposed by law, including liability for negligence or misconduct.